Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

Overland Park, KS, Apr. 28, 2015 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter 2015 net income of $67.1 million, or $0.80 per diluted share, compared to net income of $80.9 million, or $0.97 per diluted share, during the previous quarter.  The fourth quarter results included dividend and capital gain income of $6.1 million.  Net income for the first quarter of 2014 was $74.9 million, or $0.88 per diluted share.

Operating revenues of $385 million declined 3% sequentially.  Lower average assets under management and two fewer days during the quarter were the primary reasons for the decline in revenues.  Compared to the same period last year, operating revenues declined 1%, due primarily to a decline in average assets under management.  The operating margin during the quarter was 27.1% compared to 30.0% during the previous quarter and 29.9% during the same period last year.

Assets under management ended the first quarter at $123 billion, down less than 1% sequentially as market appreciation of $2.8 billion helped to offset $3.6 billion in net outflows.  Compared to the first quarter of 2014, assets under management declined 6%.  The decline in asset levels over the past 12 months was due to net outflows, which were partly offset by positive market action.  Average assets under management were $123 billion in the first quarter of 2015.

Sales during the quarter were $5.4 billion, or 35% higher than the prior quarter.  Sales rose 8%, adjusting fourth quarter 2014 sales to exclude the approximately $1.0 billion of capital gain and dividend distributions by our funds that were not reinvested by clients and were recorded as a reduction to sales.  Compared to the record-setting first quarter of 2014, sales declined 46%.  Net outflows declined to $3.6 billion from $6.4 billion during the fourth quarter of 2014.  The first quarter of 2014 had net inflows of $4.7 billion.

Business Discussion

“Our first quarter results reflect sequential improvements in our business,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “We still have some ground to cover before we recapture the momentum we had prior to 2014.  Performance in our Asset Strategy fund has meaningfully improved while our efforts to highlight a broad span of products continue to gain traction.”

Our Wholesale channel saw an improvement in sales and net flows.  Sales rose 62% sequentially and 17% adjusted for the fourth quarter impact of the capital gain and dividend distributions and reinvestments.  Net outflows were $2.2 billion compared to net outflows of $6.1 billion in the prior quarter.

The Advisors channel continues to make gradual improvement in productivity.  Average productivity per advisor in the first quarter was $65.9 thousand, up from $65.7 thousand during the previous quarter and $60.9 thousand one year ago.

The loss of a significant account in our Institutional channel resulted in increased net outflows this quarter.  The redemption was the result of a reallocation rather than manager performance.

Management Fee Revenue Analysis

Management fees declined 3% sequentially, in line with a 3% decline in average assets under management.  The effective fee rate during the current quarter was 59.9 basis points compared to 59.0 basis points during the fourth quarter of 2014.  The improvement in the fee rate was caused by a mix-shift in the asset base; however, the revenue benefit was offset by two fewer days in the current period.

Compared to the first quarter of 2014, management fees declined 3% and average assets under management declined 4%.  A mix-shift in the asset base caused the effective fee rate to improve to 59.9 basis points compared to 59.2 basis points last year.

Underwriting and Distribution Analysis

Underwriting and Distribution Revenues

Revenues declined 3% sequentially due to a combination of lower Rule 12b-1 fees from lower asset levels, two fewer days in the first quarter and lower sales commissions on insurance and variable annuity products.  This decline was partly offset by higher asset-based advisory fees in our Advisors channel.

Compared to the first quarter of 2014, revenues rose 1% as higher asset-based advisory fees in our Advisors channel were partly offset by lower Rule 12b-1 fees, and to a lesser degree, lower front-load commission sales.

Underwriting and Distribution Costs

Sequentially, costs remained largely unchanged.  Direct costs declined 1% due to lower Rule 12b-1 fees from lower asset levels, two fewer days in the first quarter and lower sales commissions on insurance and variable annuity products, which were offset by higher asset-based advisory fees in our Advisors channel and higher commission costs in our Wholesale channel.  Indirect costs rose 4% due to higher field office expenses.

Compared to the same quarter last year, costs were largely unchanged.  Direct costs declined 2% due to a combination of lower front-load sales commissions, lower wholesaler commissions in our Wholesale channel and lower Rule 12b-1 fees.  These were partly offset by higher asset-based advisory fees in our Advisors channel.  Indirect costs rose 10% across both distribution channels, primarily due to higher compensation, business meetings and travel, advertising and sales convention costs.

Compensation and Related Expense Analysis

A 13% sequential increase in compensation costs was mainly due to higher incentive compensation costs, and to a lesser degree, higher base salary, payroll taxes and pension costs.  Compared to the same period last year, the 7% increase in costs is due to a combination of higher incentive compensation and base salaries, and to a lesser degree, higher pension costs.

General and Administrative Expense Analysis

Costs declined 11% sequentially due to lower consulting and advertising costs.  Compared to the first quarter of 2014, expenses rose 8% due to higher consulting, dealer services and IT costs.

Unaudited Balance Sheet Information

Schedule of Selected Items

(Amounts in millions)	Mar. 31, 2015
Cash & cash equivalents (unrestricted)	$610.8
Investment securities	245.4
Total assets	1,477.4
Long-term debt	190.0
Total liabilities	648.8
Stockholders’ equity	828.6

Shares outstanding	83.6	million shares

	Quarter ended	Year-to-Date
($ in thousands)	Mar. 31, 2015	Apr. 2, 2015
Shares repurchased
Number of shares	106,058	412,591
Total cost	$4,599	$19,980

Dividend paid
Rate per share	$0.43	$0.43
Total paid	$35,979	$35,979

Capital returned to stockholders	$40,578	$55,959

On April 2, 2015, we granted 1,028,523 shares of restricted stock pursuant to our stock incentive plan.

Unaudited Consolidated Statement of Income

	2014				2015
(Amounts in thousands, except for per share data)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$188,037	$193,624	$197,783	$188,658	$182,105
Underwriting and distribution fees	165,267	169,001	173,047	171,363	166,978
Shareholder service fees	37,112	38,009	38,728	37,130	36,375
Total operating revenues	390,416	400,634	409,558	397,151	385,458
Operating Expenses:
Underwriting and distribution	194,951	195,608	197,246	195,522	195,420
Compensation and related costs	50,009	48,589	48,375	47,437	53,495
General and administrative	23,756	27,183	24,924	28,774	25,678
Subadvisory fees	1,877	2,069	2,203	2,287	2,387
Depreciation	3,249	3,541	3,786	4,058	4,034
Intangible asset impairment	—	—	7,900	—	—
Total operating expenses	273,842	276,990	284,434	278,078	281,014
Operating Income	116,574	123,644	125,124	119,073	104,444
Investment and other income/(loss)	3,900	6,100	(1,205)	7,995	3,972
Interest expense	(2,755)	(2,755)	(2,769)	(2,763)	(2,766)
Income before taxes	117,719	126,989	121,150	124,305	105,650
Provision for taxes	42,855	44,001	46,564	43,412	38,537
Net Income	$74,864	$82,988	$74,586	$80,893	$67,113
Net income per share, basic and diluted:	0.88	0.98	0.89	0.97	0.80
Weighted average shares outstanding - basic and diluted	85,019	85,073	84,242	83,623	83,581
Operating margin	29.9%	30.9%	30.6%	30.0%	27.1%

Net Distribution Cost Analysis

(Amounts in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Wholesale Channel
U&D Revenues	$59,564	$60,237	$59,807	$55,331	$52,142
U&D Expenses - Direct	(79,700)	(76,834)	(75,775)	(70,150)	(68,595)
U&D Expenses - Indirect	(11,535)	(12,791)	(13,317)	(14,032)	(14,029)
Net Distribution (Costs)	$(31,671)	$(29,388)	$(29,285)	$(28,851)	$(30,482)

Advisors Channel
U&D Revenues	$105,703	$108,764	$113,240	$116,032	$114,836
U&D Expenses - Direct	(74,697)	(76,867)	(79,700)	(82,231)	(82,022)
U&D Expenses - Indirect	(29,019)	(29,116)	(28,454)	(29,109)	(30,774)
Net Distribution Excess	$1,987	$2,781	$5,086	$4,692	$2,040

Changes in Assets Under Management

	2014				2015
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Wholesale Channel
Beginning assets	$67,055	$70,467	$71,671	$66,375	$60,335
Sales*	7,017	4,864	4,269	2,383	3,870
Redemptions	(3,562)	(4,363)	(7,008)	(8,592)	(6,259)
Net Exchanges	112	(397)	112	74	224
Net flows	3,567	104	(2,627)	(6,135)	(2,165)
Market action	(155)	1,100	(2,669)	95	1,242
Ending assets	$70,467	$71,671	$66,375	$60,335	$59,412

Advisors Channel
Beginning assets	$43,667	$44,224	$45,797	$44,908	$45,517
Sales*	1,435	1,457	1,322	1,332	1,270
Redemptions	(1,106)	(1,098)	(1,146)	(1,224)	(1,279)
Net Exchanges	(112)	(88)	(112)	(74)	(224)
Net flows	217	271	64	34	(233)
Market action	340	1,302	(953)	575	1,101
Ending assets	$44,224	$45,797	$44,908	$45,517	$46,385

Institutional Channel
Beginning assets	$15,821	$16,692	$18,165	$17,603	$17,798
Sales*	1,554	1,193	328	317	300
Redemptions	(679)	(851)	(727)	(663)	(1,460)
Net Exchanges	—	485	—	—	—
Net flows	875	827	(399)	(346)	(1,160)
Market action	(4)	646	(163)	541	459
Ending assets	$16,692	$18,165	$17,603	$17,798	$17,097

Consolidated Total
Beginning assets	$126,543	$131,383	$135,633	$128,886	$123,650
Sales*	10,006	7,514	5,919	4,032	5,440
Redemptions	(5,347)	(6,312)	(8,881)	(10,479)	(8,998)
Net Exchanges	—	—	—	—	—
Net flows	4,659	1,202	(2,962)	(6,447)	(3,558)
Market action	181	3,048	(3,785)	1,211	2,802
Ending assets	$131,383	$135,633	$128,886	$123,650	$122,894

* Sales is primarily gross sales (net of sales commissions).  This amount also includes net reinvested dividends & capital gains and investment income.

Supplemental Information

	2014				2015
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Channel highlights
Number of Wholesalers	60	60	59	59	61
Number of Advisors	1,737	1,740	1,759	1,766	1,745
Advisors’ Productivity *	60.9	62.4	64.6	65.7	65.9

Redemption rates - long term assets
Wholesale	21.1%	25.1%	40.3%	53.8%	42.9%
Advisors	8.2%	7.9%	8.2%	8.9%	9.0%
Institutional	17.0%	19.9%	16.1%	14.7%	33.7%
Total	16.2%	18.7%	26.1%	32.4%	29.0%

Operating highlights
Organic growth/(decay) annualized	14.7%	3.7%	-8.7%	-20.0%	-11.5%
Total assets under management (in millions)	131,383	135,633	128,886	123,650	122,894

Diversification (Company Total)
As % of Sales
Asset Strategy	33.4%	26.3%	24.9%	4.2%	17.1%
Fixed Income	23.3%	25.4%	28.8%	28.1%	23.8%
Other	43.3%	48.3%	46.3%	67.7%	59.1%
As % of Assets Under Management
Asset Strategy	33.9%	32.9%	32.0%	28.8%	27.0%
Fixed Income	18.6%	18.7%	18.2%	17.8%	17.7%
Other	47.5%	48.4%	49.8%	53.4%	55.3%

Operating margin	29.9%	30.9%	30.6%	30.0%	27.1%

	1 Year	3 Years	5 Years
Lipper Fund Rankings
Funds ranked in top quartile	31%	29%	30%
Funds ranked in top half	50%	58%	52%

Assets ranked in top quartile	18%	61%	66%
Assets ranked in top half	25%	76%	79%

* Advisors’ productivity is calculated by dividing U&D revenues for the Advisors channel by the average number of advisors during the period.

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Wholesale channel (encompassing broker/dealer, retirement, and registered investment advisors), our Advisors channel (our network of financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds and investment advisor and global distributor to the Selector Management Fund SICAV, an umbrella UCITS fund range domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, which include, without limitation:

•                  The loss of existing distribution channels or inability to access new distribution channels;

•                  A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                  The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                  The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                  A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                  The ability of mutual fund and other investors to redeem their investments without prior notice or on short notice;

•                  Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                  Our inability to attract and retain senior executive management and other key personnel to conduct our broker/dealer, fund management and investment advisory business;

•                  A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•                  Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2014 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2015. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.